Exhibit 5.1

Form of Opinion

________________, _______

Bankwell Financial Group, Inc.

208 Elm Street

New Canaan, Connecticut 06840

Re.	Bankwell Financial Group, Inc.

Registration Statement on Form S-1

Dear Sir or Madam:

We have acted as counsel for Bankwell Financial Group, Inc., a Connecticut corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of up to $______________ in shares of common stock, no par value of the Company (the “Shares”). This opinion is filed pursuant to the requirements of item 601(b)(5) of Regulation S-K under the Act.

In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company and such other certificates (including certificates of officers of the Company), records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing and the additional qualifications set forth below, we are of the opinion that the Shares, when issued by the Company as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is limited to the laws of the State of Connecticut and no opinion is expressed as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of Shares. The opinion is rendered solely for your benefit and that of subscribers in connection with the transaction described above and may not be used or relied upon by any other person without prior written consent in each instance.

HINCKLEY ALLEN & SNYDER, LLP